Exhibit 99.1

THE INVENTURE GROUP, INC.

5050 N. 40th Street, Suite 300

Phoenix, Arizona 85018

4,000,000 Shares of Common Stock

(Par Value $0.01 per share)

THE INVENTURE GROUP, INC.

AMENDED AND RESTATED

2005 EQUITY INCENTIVE PLAN

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

The shares of Common Stock, par value $0.01 per share (“Common Stock”), to which this Prospectus relates may be offered from time to time by The Inventure Group, Inc. (the “Company”) under its Amended and Restated 2005 Equity Incentive Plan (the “Plan”). The Plan was approved by the Stockholders of the Company as of May 19, 2008 and is effective as of that date.

The outstanding shares of Common Stock of the Company are listed on the Nasdaq Capital Market under the symbol “SNAK”.

The Plan is intended to be an “unfunded” plan for incentive and deferred compensation.  With respect to any payments not yet made to a participant in the Plan pursuant to an Award granted under the Plan, nothing contained in the Plan or any Award Agreement shall give a participant any rights that are greater than those of a general creditor of the Company.

The Plan is not intended to be a qualified pension, profit-sharing or stock bonus plan under Internal Revenue Code (the “Code”) Section 401(a), nor is it subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

No person has been authorized to give any information or to make any representations not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company.  The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since the date hereof.

The date of this Prospectus is June 11, 2008.

QUESTIONS AND ANSWERS ABOUT

THE INVENTURE GROUP, INC.

AMENDED AND RESTATED

2005 EQUITY INCENTIVE PLAN

June 11, 2008

The following is only a summary, in question-and-answer format, of The Inventure Group, Inc. Amended and Restated 2005 Equity Incentive Plan (the “Plan”), the details of which are set forth in the Plan document and your Award Agreement, both of which you should read carefully.  In the event of an inconsistency between this summary and the actual provisions of the Plan document, the Plan document provisions will govern.

AVAILABLE INFORMATION

Q1:          What information about the Plan is available?

A1:          This Prospectus contains information concerning the Company, its Common Stock and the Plan, but does not contain all the information set forth in the Registration Statement and the Exhibits thereto filed on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  Upon written or oral request the Company will provide without charge copies of the Company’s Annual Report on Form 10-K for the year ended December 29, 2007, all reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and the description of the Company’s Common Stock contained in Amendment No. 3 to its Registration Statement on Form SB-2, filed with the Securities and Exchange Commission on December 5, 1996 (Registration No. 333-5594-LA).  These documents are incorporated by reference in this Prospectus.  You may also receive upon written or oral request without charge documents required to be delivered to you pursuant to Rule 428(b) under the Securities Act of 1993, being:

•      a copy of all documents containing updated Plan information that then constitute part of this Prospectus;

•      a copy of the Company’s most recent Annual Report on Form 10-K; and

•      copies of all reports, proxy statements and other communications distributed to the Company’s security holders generally (if you do not otherwise receive such materials).

You should direct your request for any of the above-referenced documents to Corporate Secretary, The Inventure Group, Inc., 5050 N. 40th Street, Suite 300, Phoenix, Arizona 85018, (623) 932-6200.

GENERAL BACKGROUND

Q2:          What is the purpose of the Plan?

A2:          The purpose of the Plan is to promote the interests of the Company by enabling the Company to motivate, attract and retain the services of persons upon whose judgment, efforts and contributions the success of the Company’s business depends.  The Plan is further intended to align the personal interests of such persons with the interests of stockholders of the Company through equity participation in the Company’s growth and success.

Q3:          What is the duration of the Plan?

A3:          The Plan’s initial term is 10 years from its effective date, May 17, 2005, and no Awards will be granted after the termination date.  However, unless otherwise expressly provided in an Award Agreement, any Award granted under the Plan prior to the termination date may extend beyond the end of such period through the Award’s normal expiration date.

Q4:          Can the Plan be amended?

A4:          Yes.  The Company’s Board of Directors (the “Board”), at any time, may terminate, amend or modify the Plan, and the Plan may be extended by an amendment approved by the Company’s Stockholders.  No termination, amendment or modification will adversely affect any Award previously granted under the Plan.

Q5:          What types of Awards may be granted under the Plan?

A5:          The Plan permits the Board to grant several different types of Awards.  Awards may take the form of Stock Options, Stock Appreciation Rights, Performance Units, Restricted Stock Awards and other stock-based awards.  Currently, the Company is only offering Stock Options and/or Restricted Stock Awards to participants in the Plan.

Q6:          Who administers the Plan?

A6:          The Plan is administered by the Board or a committee appointed by the Board.

Q7:          Who may receive Awards under the Plan?

A7:          Awards may be granted only to an individual who is an employee, director, officer, consultant, independent contractor or advisor of the Company or a subsidiary of the Company.

Q8:          When will Awards be granted under the Plan?

A8:          All Awards granted under the Plan are discretionary.  The Board has the exclusive power, authority and discretion to designate participants, determine the type of Award to be granted to each participant, determine the number of shares of Common Stock subject to an Award, determine the terms and conditions of any Award including but not limited to the exercise price and any restrictions or limitations on the Award and to decide all other matters that must be determined in connection with an Award.  The Board has the authority to determine the form of each Award, which need not be identical for each participant.  Each Award will be evidenced by a written Award Agreement between the Company and the participant.

Q9:          How many shares might I receive under the Plan?

A9:          Because all Awards are at the Board’s discretion, it is not possible to state how many shares you might receive under the Plan.  However, in any calendar year, you may not receive Awards covering more than 250,000 shares.

Q10:        What is the nature and frequency of any reports I will receive as to the amount and status of my Awards?

A10:        If you are chosen to receive an Award you will receive an Award Agreement setting forth any restrictions and terms and conditions applicable to the Award.

Q11:        What is vesting?

A11:        Vesting can be based on the period of time during which you must remain employed or engaged by the Company before your Stock Options may be exercised or the restrictions applicable to your Restricted Stock Awards lapse.  Vesting can also be performance-based, requiring the satisfaction of some performance related measure(s) before your Stock Options may be exercised or the restrictions applicable to your Restricted Stock Awards lapse.  Vesting may also be both time-based and performance-based.

Q12:        Are there any resale restrictions on my Awards or the shares I receive pursuant to Awards?

A12:        Awards are generally non-transferable (other than by will or the laws of decent and distribution).  See Q23, Q28 and Q31 for a discussion of transfer restrictions applicable to specific types of Awards.

Shares of Common Stock issued pursuant to Awards may be subject to resale restrictions until such shares vest as provided in your Award Agreement.  In addition, affiliates of the Company (generally, executive officers and directors) are subject to certain legal restrictions regarding the transferability of securities of the Company distributed to them.  This Prospectus may not be used for reoffers or resales of Common Stock acquired under the Plan by affiliates of the Company within the meaning of the Securities Act.  Any reoffers or resales by affiliates may be made only (a) pursuant to Rule 144 under the Securities Act, (b) pursuant to another exemption from the registration requirements of the Securities Act or (c) by means of a separate prospectus relating to a registration statement that has been declared effective under the Securities Act.  Participants who are not affiliates of the Company may freely resell vested shares of Common Stock acquired under the Plan.

STOCK OPTIONS

Q13:        What is a Stock Option?

A13:        A Stock Option is a commitment from the Company to allow you to purchase a certain amount of shares of Common Stock from the Company at a fixed price (the “exercise price”).

Q14:        What types of Stock Options may be awarded under the Plan?

A14:        In its discretion, the Board may award an employee an Incentive Stock Option or any participant a Non-Qualified Stock Option.  The terms of Incentive Stock Options and Non-Qualified Stock Options are discussed in greater detail below.

Q15:        How can I exercise my Stock Options?

A15:        You may pay the exercise price of your Stock Options by check, by canceling a debt the Company owes to you (if the Board expressly approves such form of payment), by surrendering shares on the date the new shares are purchased pursuant to your Stock Options, by waiving compensation due to you for services rendered to the Company, by tendering property to the Company that is acceptable to the Board or through a cashless exercise procedure approved by the Board.  A cashless exercise may include a “same day sale” commitment from you and a broker-dealer that is a member of the National Association of Securities Dealers whereby you irrevocably elect to exercise your Stock Options and to sell a portion of the shares so purchased to pay for the exercise price, and whereby the broker-dealer irrevocably commits upon receipt of such shares to forward the exercise price to the Company.

Q16:        What if my employment, contractual or other relationship with the Company is terminated?

A16:        If your employment, contractual or other relationship with the Company is terminated due to your retirement or any other reason other than for cause, death or disability, you may exercise your Stock Options to the extent they would have been exercisable on your termination date, provided that you make the exercise prior to the earlier of (a) 60 days after your termination date and (b) the expiration date of your Stock Options as set forth in your Award Agreement.

                If your employment, contractual or other relationship with the Company is terminated for cause, your Stock Options will automatically lapse, and you will not be able to exercise them, whether or not they have vested.

Q17:        Can my Stock Options be exercised in the event of my death or disability?

A17:        Yes.  If your Stock Options would have been exercisable on the date of your death or termination for disability, you or your legal representative may exercise your Stock Options, provided that the exercise is made prior to the earlier of the 6-month anniversary of your death or termination for disability or the expiration date of the Stock Options as provided in your Award Agreement.

INCENTIVE STOCK OPTIONS

Q18:        What is an Incentive Stock Option?

A18:        An Incentive Stock Option (an “ISO”) is a Stock Option that is intended to meet the requirements of Section 422 of the Code that provides particular tax treatment to such options.  The tax treatment of ISOs is described in more detail under “Tax Considerations” below.

Q19:        Who may be granted an ISO?

A19:        Only employees (including officers and directors who are also employees) of the Company or one of its subsidiaries may be granted an ISO.

Q20:        Does the Plan limit the number of ISOs that I might receive?

A20:        Yes.  In addition to the Plan’s general limitation capping grants to an individual at Awards covering 250,000 shares in any calendar year, the number of shares vesting in any calendar year pursuant to ISOs granted to an individual may not exceed $100,000 in value.

Q21:        What is the exercise price of an ISO?

A21:        The exercise price of an ISO shall be set by the Board in its discretion, provided that the exercise price for any ISO may not be less than the fair market value of the Company’s Common Stock as of the date the Company grants you the ISO.

Q22:        When can I exercise my ISO?

A22:        The Board shall determine in its discretion the time or times at which an ISO may be exercised.  An ISO expires and may no longer be exercised after 10 years from the date of grant.

Q23:        Can I transfer my ISO?

A23:        No.  ISOs are not transferable (other than by will or the laws of decent and distribution) and may be exercised during your lifetime only by you.

NON-QUALIFIED STOCK OPTIONS

Q24:        What is a Non-Qualified Stock Option?

A24:        A Non-Qualified Stock Option (an “NQSO”) is a Stock Option that does not meet the requirements of an ISO.

Q25:        Who may be granted an NQSO?

A25:        An individual who is an employee, director, officer, consultant, independent contractor or advisor of the Company or a subsidiary of the Company may be granted an NQSO.

Q26:        What is the exercise price of an NQSO?

A26:        The exercise price of an NQSO shall be set by the Board in its discretion, provided that the exercise price for any NQSO may not be less than 85% of the fair market value of the Company’s Common Stock as of the date of grant of the NQSO.

Q27:        When can I exercise my NQSO?

A27:        The Board shall determine in its discretion the time or times at which an NQSO may be exercised.  An NQSO expires and may no longer be exercised after 10 years from the date of grant.

Q28:        Can I transfer my NQSO?

A28:        Generally, no (other than by will or the laws of decent and distribution).  However, the Board may, in its discretion, allow you to transfer your NQSO to specified parties, subject to any restrictions the Board deems appropriate.

RESTRICTED STOCK AWARDS

Q29:        What is a Restricted Stock Award?

A29:        A Restricted Stock Award may take one of two forms.  The first, a Restricted Stock Share, is a grant to you of Common Stock or an offer to sell you Common Stock at a designated purchase price, after which grant or purchase such stock is subject to forfeiture prior to vesting and other terms, conditions and restrictions set forth in the Plan and your Award Agreement.  The second, a Restricted Stock Unit, is a contractual right granted to you to receive Common Stock (or the cash equivalent thereof), which right is subject to forfeiture prior to vesting and other terms, conditions and restrictions set forth in the Plan and your Award Agreement.

Q30:        What is the difference between Stock Options and Restricted Stock Awards?

A30:        A Stock Option is your right to purchase a fixed number of shares of Common Stock at a fixed price for a fixed period of time.  During this period (after your Stock Options have vested), you determine when to exercise your Stock Options and pay the exercise price for the shares of Common Stock, presumably at a time, if any, when the market price per share of the Company’s Common Stock is higher than your exercise price.

On the other hand, in the case of Restricted Stock Shares, you will generally be treated as having received shares of Common Stock on the date of grant or purchase unless otherwise provided in your Award Agreement, although such stock remains subject to forfeiture prior to vesting and the other terms, conditions and restrictions set forth in your Award Agreement.  In the case of Restricted Stock Units, you will generally be treated as having received shares of Common Stock (or their cash equivalent) as the forfeiture conditions of your Restricted Stock Units lapse (in other words when your Restricted Stock Units vest).

Please see “Tax Considerations” for a discussion of the tax implications of these differences.

Q31:        Can I transfer my Restricted Stock Awards?

A31:        Generally, no (other than by will or the laws of decent and distribution).  However, the Board may, in its discretion, provide for transfers in your Award Agreement.

Q32:        What if my employment, contractual or other relationship with the Company is terminated?

A32:        Except as otherwise provided by your Award Agreement or the Board, if your employment, contractual or other relationship with the Company is terminated for any reason, including your death, disability or retirement, before your Restricted Stock Awards vest, you will forfeit all of the unvested portion of your Restricted Stock Awards.  However, if your Restricted Stock Awards are in the form of Restricted Stock Units and your termination is due to death, disability or retirement, all of your Restricted Stock Units will vest, unless otherwise provided by your Award Agreement or the Board.

Q33:        Will I be paid dividends on my Restricted Stock Awards?

A33:        With respect to Restricted Stock Shares, you may be paid dividends.  You will generally not be entitled to dividend payments with respect to your Restricted Stock Units, but your Award Agreement may provide otherwise.

TAX CONSIDERATIONS

This discussion is only a general summary of certain tax consequences relating to Stock Options and Restricted Stock Awards.  Tax requirements may change in the future.  It is suggested that you contact your tax advisor regarding the actual tax consequences of your actual transactions under the Plan and with questions specific to your situation, including alternative minimum tax implications.

Q34:        What are the tax implications to me upon grant of my ISO, exercise of my ISO, or the sale of shares acquired by exercising my ISO?

A34:        Generally, you will not be taxed upon the value of your ISO either at the time the Company grants you the ISO or at the time you exercise your ISO.  Instead, you will incur a tax liability only upon the eventual sale or other disposition of the shares of Common Stock acquired upon your exercise of the ISO.  If you do not sell or otherwise dispose of the shares within 2 years from the date of grant or within 1 year after the date of exercise, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to you as capital gain.  If the foregoing holding periods are not met, you will generally realize ordinary compensation income at the time of the disposition of the shares, in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares over the exercise price.  Notwithstanding the foregoing, the excess of the fair market value of the shares on the date of exercise over the exercise price is considered a tax preference for Alternative Minimum Tax (AMT) purposes, which, depending on your situation, may trigger tax obligations on exercise.

Q35:        How are ISOs different from NQSOs?

A35:        Generally, there is no tax effect at the time of the grant of NQSOs.  However, upon exercise, you will realize ordinary compensation income in an amount equal to the excess of the fair market value of the shares acquired on the date of exercise over the exercise price for those shares.  Gains or losses that you realize upon disposition of such shares will be treated as capital gains and losses to the extent that the proceeds received in the disposition of shares exceed the fair market value of such shares at the time of exercise.

Q36:        Are Restricted Stock Awards taxable?

A36:        Yes.  Generally, absent your timely election under Section 83(b) of the Code, as the shares vest, you will realize ordinary compensation income.  The amount of ordinary compensation income recognized will be equal to the excess (if any) of the fair market value of the shares on the vesting date over any amount you paid in exchange for the shares.  For example, if you have 50 shares that vest when the fair market value is $5 per share and you are not obligated to pay anything for such shares by the terms of your Award Agreement, you will recognize income of $250.  This income is treated as ordinary compensation income which means that the Company must withhold and report taxes on this income.

If you file a timely Section 83(b) election, you will be required to pay the ordinary compensation income taxes due on your Restricted Stock Award when it is granted, rather than when it vests, and there will be no taxable event on vesting.  However, if you elect to file an 83(b) election and the fair market value of the shares declines, you will not be entitled to a credit for any prior taxes paid.

In the case of Restricted Stock Units, the Section 83(b) election is not applicable.  You will recognize ordinary compensation income at the time you receive the shares in an amount equal to the excess of value of the shares on the date of receipt over any amount you paid in exchange for the shares.  If by the terms of your Award Agreement you receive the cash equivalent of the shares issuable under the Award Agreement in lieu of receiving the shares, you will recognize ordinary compensation income at the time of the receipt of the cash in the amount of the cash you receive.

Q37:        Are dividends paid on Restricted Stock Awards taxable?

A37:        In the case of Restricted Stock Shares, if you make a timely Section 83(b) election, while your Restricted Stock Shares are vesting you are treated for tax purposes as if you owned the underlying shares of Common Stock.  Any dividends you receive will be eligible for the applicable dividend tax rate.

In the case of Restricted Stock Shares, if you do not make a timely Section 83(b) election, while your Restricted Stock Shares are vesting the shares of Common Stock are treated as if they were still owned by the Company, and any dividends you receive will be taxed as ordinary compensation income.

In the case of Restricted Stock Units, the Section 83(b) election is not applicable.  All amounts paid to you pursuant to your Award (whether shares or cash) are treated as ordinary compensation income.

Q38:        What are the tax consequences if I sell the shares of Common Stock that I receive pursuant to my Restricted Stock Awards?  Will I pay tax twice?

A38:        No.  You will not be double taxed when you decide to sell your shares.  You will, however, be required to pay tax on any capital gains you might realize when you sell the shares.  To calculate your capital gain subtract the fair market value of the restricted shares at the time of vesting (or granting if you made a Section 83(b) election) from the sale price, then multiply that number by the number of shares you sold.  Since you have already paid income tax on the fair market value of the shares at vesting (or granting if you made a Section 83(b) election), you will only be taxed on capital gains above the fair market value of the shares when they vested (or were granted if you made a Section 83(b) election).

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Attached is a complete copy of the Plan.